EXHIBIT 24.1

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned Directors and Officers of Millipore Corporation (the “Corporation”), do hereby constitute and appoint Martin D. Madaus, Charles F. Wagner, Jr. and Jeffrey Rudin and each of them individually, their true and lawful attorneys and agents to execute on behalf of the Corporation the Form 10-K Annual Report of the Corporation for the fiscal year ended December 31, 2008, and all such amendments or additional instruments related thereto which such attorneys and agents may deem to be necessary and desirable to enable the Corporation to comply with the requirements of the Securities Exchange Act of 1934, as amended, and any regulations, orders, or other requirements of the United States Securities and Exchange Commission thereunder in connection with the preparation and filing of said documents, including specifically, but without limitation of the foregoing, power and authority to sign the names of each of such Directors and Officers on his behalf, as such Director or Officer, as indicated below to the said Form 10-K Annual Report or documents filed or to be filed as a part of or in connection with such Form 10-K Annual Report; and each of the undersigned hereby ratifies and confirms all that said attorneys and agents shall do or cause to be done by virtue thereof.

Signature	Title	Date

/S/ MARTIN D. MADAUS Martin D. Madaus	Director	February 11, 2009

/S/ DANIEL BELLUS Daniel Bellus	Director	February 11, 2009

/S/ ROBERT C. BISHOP Robert C. Bishop	Director	February 11, 2009

/S/ MELVIN D. BOOTH Melvin D. Booth	Director	February 11, 2009

/S/ ROLF CLASSON Rolf Classon	Director	February 11, 2009

/S/ MAUREEN A. HENDRICKS Maureen A. Hendricks	Director	February 11, 2009

/S/ MARK HOFFMAN Mark Hoffman	Director	February 11, 2009

/S/ JOHN F. RENO John F. Reno	Director	February 11, 2009

/S/ EDWARD M. SCOLNICK Edward M. Scolnick	Director	February 11, 2009

/S/ KAREN E. WELKE Karen E. Welke	Director	February 11, 2009